EXHIBIT 10.45

FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT

Amendment (this “Amendment”) to the change in control agreement (the “Agreement”) dated as of ________ __, ____, by and between USEC Inc. (the “Company”) and ________ (the “Executive”).  This Amendment is made as of _____________ __, 2010.

The Agreement provides for a reduction in Severance Benefits (as defined in the Agreement) in the event that (and only to the extent that) Severance Benefits would be otherwise subject to golden parachute excise taxes.  The parties wish to clarify more completely the order in which Severance Benefits would be reduced if necessary.

Therefore, the parties intending to be legally bound hereby agree as follows:

1.           Section 6(c) of the Agreement is amended to read in its entirety as follows:

“(c)  Notwithstanding any contrary provision of this Agreement, the Severance Benefits shall be reduced to the extent necessary so that no portion of such Severance Benefits shall be subject to the Excise Taxes, but only if the sum of (A) the net amount of such Severance Benefits, without reduction (but after imposition of the total amount of taxes under federal, state and local law) plus (B) the amount of the Excise Tax Payment in respect of such excess plus any interest or penalties payable by the Executive with respect to such excess (but after imposition of the total amount of taxes under federal, state and local law applicable to such additional payment) exceeds the net amount of such Severance Benefits, as so reduced (and after imposition of the total amount of taxes under federal, state and local law on such amounts or benefits).  Any reduction pursuant to this paragraph shall be made by agreement of the parties first from payments and benefits that are exempt from Code Section 409A, and only thereafter from benefits that are subject to Code Section 409A. To the extent any reduction of Severance Benefits pursuant to this paragraph is to be made from payments and benefits that are subject to Code Section 409A, such reduction shall first apply to in-kind benefits (or reimbursements) beginning with the benefits (or reimbursements) to be paid latest in time; second, to payments in the form of Shares, beginning with Shares to be delivered latest in time; third, with respect to cash payments, beginning with the cash payments to be made latest in time; provided that if two or more payments or benefits in the same category (in-kind benefits (or reimbursements), Shares, or cash) would be payable at the same time, the parties shall agree on the order in which the reduction shall occur.”

2.           The Agreement, as amended by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered as of the date first above written.

USEC INC.

By: ____________________________________
Name:
Title:

AGREED AND ACCEPTED:

_____________________________
By: